Summary of Annual Corporate Performance Bonus Plan
(as of February 2012)

Performance Goals and Targets

The annual bonus plan performance goals are individually weighted as set forth below. If all goals are achieved, executives will receive at least 100% of their target bonus amount (subject to adjustment based upon the performance multiplier described below). Each goal operates independently, such that payout will occur with respect to those goals for which the related numerical targets have been achieved even though the numerical targets relating to one or more other goals may not be achieved. There is no payout on any goal for which the related numerical target is not achieved. The numerical targets relating to each goal, and a description of any adjustments to be made in determining whether the goal has been achieved, shall be established annually upon approval by the Compensation Committee. Goals and payout weighting are as follows:

Goal	Weight
Safety as measured by lost time	2.5%-5%
Safety as measured by recordable incidents	5%
Compliance with NERC mandatory reliability standards	10%
ITCTransmission outage frequency	5%
METC outage frequency	5%
ITC Midwest outage frequency	5%
ITC Midwest outage restoration	5%
ITCTransmission Field Operation and Maintenance Plan	5%
METC Field Operation and Maintenance Plan	5%
ITC Midwest Field Operation and Maintenance Plan	5%
ITCTransmission, METC, ITC Midwest, and ITC Great Plains Capital Project Plan on a Combined Basis	15-25%
Non-field Operation and Maintenance Expense	10%
EBIT plus AFUDC(1)	5%-10%
Total	100%

(1)
EBIT is defined as ITC Holdings Corp.’s (“ITC Holdings”) consolidated net income plus income taxes and interest expense; and excluding certain other items not related to operating performance, such as loss on extinguishment of debt. Allowance for Funds Used During Construction, or AFUDC, is recorded as an item of other income.  The allowance represents a return on debt and equity at ITC Holdings’ regulated operating subsidiaries used for construction purposes in accordance with FERC regulations. The rate applied to the construction work in progress balance is based on the weighted average cost of capital at ITC Holdings’ regulated operating subsidiaries.

Performance Multiplier

A performance multiplier based on the total return to shareholders for ITC Holdings compared to the Dow Jones Utility Average companies will be applied to the bonus earned by all executives. The factor can be applied only if ITC Holdings’ total return to shareholders is positive for the year and only when relative return to shareholders exceeds the 50th percentile of the group. The performance multiplier is determined as follows:

Total Return to Shareholders Relative to Each of the Dow Jones Utility Average Companies	Performance Factor
1st to 50th percentile	1
51st to 60th percentile	1.2
61st to 70th percentile	1.4
71st to 80th percentile	1.6
81st to 90th percentile	1.8
91st to 100th percentile	2

Total return to shareholders for the calendar year shall be computed as follows:

A: Calculate the average of the closing prices from the 15 calendar days before and after January 1
B: Calculate the average of the closing prices from the 15 calendar days before and after December 31
C: Calculate total dividends paid per share during the calendar year
Total Return to Shareholders: (B – A + C)/A

Calculation of Bonus Award

Bonuses are based on target bonus amounts, which for each employee is a percentage of his or her base salary, as determined from time to time by the Compensation Committee. The amount of the bonus for each executive for any calendar year is determined in accordance with the following formula:

Base Salary x
Target Bonus (% of base salary) x
% Achievement of Corporate Goals x
Performance Multiplier
= Annual Bonus Amount

Timing of Payment of Bonus Award

In order to comply with Section 409A of the Internal Revenue Code, all amounts paid pursuant to the bonus program described in this Summary shall be paid out in cash within two and half months after the end of the calendar year.